DEVON ENERGY CORPORATION

                  20 North Broadway, Suite 1500
                  Oklahoma City, OK  73102-8260

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The Annual Meeting of Stockholders of Devon
Energy Corporation, an Oklahoma Corporation ("Devon" or the
"Company") will be held in the 20th Century Ballroom on the Second Floor of the Westin Hotel, One North
Broadway, Oklahoma City, Oklahoma on May 19, 1999, at
11:00 a.m., local time, for the following purposes:


1.  To elect four directors for terms expiring in the year 2002; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 31, 1999 are entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of ten (10) days prior to the meeting at the headquarters of the Company in Oklahoma City. The accompanying proxy statement contains information regarding the matters to be considered at the meeting. For reasons outlined in the attached proxy statement, the Board of Directors recommends a vote "FOR" the election of directors nominated by the Board of Directors.

                      IMPORTANT

     YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT
THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE
MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS
PROPERLY COMPLETED, DATED, SIGNED AND RETURNED
WITHOUT DELAY. PLEASE USE THE ENCLOSED RETURN
ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE
UNITED STATES.
                      BY ORDER OF THE BOARD OF DIRECTORS


                      Marian J. Moon
                      Corporate Secretary

Oklahoma City, Oklahoma
April 9, 1999




                    DEVON ENERGY CORPORATION

                        PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON MAY 19, 1999

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Devon to be used at the annual meeting of stockholders and any adjournment thereof (the
"Meeting"). The Meeting will be held on the 19th day of May 1999. This proxy statement is first being sent to the stockholders on or about April 9, 1999.

                     THE COMPANY

     Devon is an independent energy company engaged primarily in oil and gas exploration, development and production and in the acquisition of producing properties. Devon currently owns oil and gas properties concentrated in six operating areas in the United States and Canada. At December 31, 1998,
Devon's estimated proved reserves were 299.4 million barrels of oil equivalent ("MMBoe"), of which 67% were natural gas reserves and 33% were oil reserves.
Devon is one of the top 15 public independent oil and gas companies in both the United States and Canada, as measured by oil and gas reserves. Unless otherwise indicated, all dollar amounts in this Proxy
Statement are expressed in U.S. dollars.


Strategy

     Devon's primary objectives are to build
reserves, production, cash flow and earnings per share by acquiring oil and gas properties, exploring for new oil and gas reserves and optimizing production from existing oil and gas properties.
Devon's management seeks to achieve these objectives by (a) keeping debt levels low, (b) concentrating its properties in core areas to achieve economies of scale, (c) acquiring and developing high profit margin properties, (d) continually disposing of marginal and non-strategic properties and (e) balancing reserves and production between oil and gas.

     During 1988, Devon expanded its capital base with its first issuance of common stock to the public. This transaction began a substantial expansion program that has continued through the subsequent years. Devon has used a two-pronged strategy of acquiring producing properties and engaging in drilling activities to achieve this expansion. Approximately two-thirds of total capital spent during this period was for property acquisitions and one-third was for drilling. Total proved reserves increased from 8.1 MMBoe at year-end
1987 to 299.4 MMBoe at year-end 1998.

     Devon's objective, however, is to increase value per share, not simply to increase total assets.
Reserves have grown from 1.31 barrels of oil equivalent ("Boe") per diluted share at yearend 1987 to 5.61 Boe per diluted share at year-end 1998. At the same time, net debt (long-term debt less working capital) has remained relatively low. At year-end
1998, Devon's net debt was $1.25 per Boe.

     On December 10, 1998, Devon completed a merger with Canadianbased Northstar Energy Corporation
("Northstar"). Northstar's properties are located primarily in the Western Canada
Sedimentary Basin in the province of Alberta. The combination of Northstar with Devon (the "Northstar
Combination") expanded Devon's reserves by approximately 115.0 MMBoe, or 62%, and nearly tripled the Company's undeveloped leasehold inventory. In addition, Devon retained the experienced Northstar management team to continue to direct the Company's
Canadian operations.
The total consideration to Northstar was 16.1 million common equivalent shares and the assumption of $307 million of Northstar debt. At year-end 1998, Devon's unused borrowing capacity under committed facilities was in excess of $200 million.

     The Northstar Combination places Devon in a unique position to take advantage of growth opportunities both in the U.S. and in Canada. The
Company's properties are now relatively balanced, with 52% of its proved reserves in the U.S. and 48% in Canada. This provides Devon with considerable exposure to growing North American natural gas markets, while retaining substantial oil reserves, particularly in the Permian Basin of the U.S. In addition, the Company owns a large inventory of acreage and has the financial flexibility to pursue the opportunities for drilling on this acreage.

     Since September 29, 1988, Devon's common stock
(the "Common Stock") has been traded on the American
Stock Exchange (the "AMEX") under the symbol "DVN."
In addition, following the Northstar Combination, a new class of exchangeable shares (the "Exchangeable
Shares") began trading on The Toronto Stock Exchange under the symbol NSX. These shares are essentially equivalent to Devon Common Stock. However, because they are issued by Devon's wholly-owned subsidiary, Northstar, they qualify as a domestic Canadian investment for Canadian institutional stockholders.
They are exchangeable at any time, on a one-for-one basis, for common shares of Devon. The shares of Common Stock and the Exchangeable Shares are together referred to herein as the "Voting Shares." All holders of Common Stock and Exchangeable Shares are referred to herein as "stockholders" of the Company.

      The Company's mailing address is 20 North
Broadway, Suite 1500, Oklahoma City, OK  73102-8260.
Its telephone number is 405/235-3611.

     All references in this proxy statement to Devon or the Company include its predecessors and subsidiary corporations.

                       GENERAL INFORMATION


Purpose of the Meeting.

   At the Meeting the stockholders will elect four directors for terms expiring in the year 2002. The stockholders will also consider and vote upon such other business as may properly come before the Meeting or any adjournment thereof.

Voting at the Meeting.

  The Board of Directors has established March 31, 1999, as the record date (the "Record Date") to determine stockholders entitled to notice of and to vote at the Meeting.

     Voting by Holders of Common Stock. At the close of business on the Record Date, there were 42,773,096 shares of Common Stock outstanding, each of which are entitled to one vote at the Meeting. The enclosed proxy is a means by which a stockholder may authorize the voting of his or her shares of Common Stock at the Meeting. Each proxy that is properly signed, dated and returned to the Company in time for the Meeting, and not revoked, will be voted in accordance with instructions contained therein. If no contrary instructions are given, proxies will be voted "FOR" the four director nominees nominated by the Board of Directors. A proxy may be revoked at any time prior to its exercise by delivering a written notice of revocation or a later dated proxy to the Corporate
Secretary of the Company. In addition, a stockholder present at the Meeting may revoke his proxy and vote in person. The Company has furnished this Proxy Statement, the accompanying Notice of Meeting, the proxy card and certain related materials to the holders of Common Stock.

     Voting by Holders of Exchangeable Shares. As of the close of business on the Record Date, there were also 5,719,163 Exchangeable Shares outstanding. Each
Exchangeable Share is entitled to one vote at the Meeting through a Voting and Exchange Trust Agreement dated December 10, 1998 (the "Voting Agreement").
Under the Voting Agreement, CIBC Mellon Trust Company
(the "Trustee") is entitled to exercise certain voting rights on behalf of holders of the Exchangeable Shares. The Trustee holds one share of Special Voting Stock of the Company (the "Special
Voting Share"). The Special Voting Share is entitled to a number of votes equal to the number of Exchangeable Shares outstanding from time to time that are held by persons other than the Company.
Pursuant to the Voting Agreement, each holder of Exchangeable Shares (other than the Company) is entitled to give the Trustee voting instructions for a number of votes equal to the number of such holder's Exchangeable Shares. A voting direction card is a means by which a holder of Exchangeable
Shares may authorize the voting of his or her voting rights at the Meeting. The Trustee will exercise each vote only as directed by the relevant holders on the voting direction card.
In the absence of instructions from a holder as to voting, the Trustee will not exercise such votes. A holder may also instruct the Trustee to give him or her a proxy entitling him or her to vote personally the relevant number of votes or to grant to the Company's management a proxy to vote such votes. The voting direction may be revoked at any time prior to its exercise by delivering a written notice of revocation or a later dated voting direction card to the Trustee. In addition, a holder of Exchangeable
Shares present at the Meeting may revoke his voting direction card and vote in person. The Trustee has furnished (or caused the Company to furnish) this Proxy Statement, the accompanying Notice of Meeting, the voting direction card and certain related materials to the holders of Exchangeable Shares.

     General Procedures.  The office of the Company's
Corporate Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting. The Common
Stock and the Special Voting Share vote together as a single class. The holders of a majority of the Voting Shares entitled to vote, present in person or by proxy, constitute a quorum. Election of each director at the Meeting will be by a plurality of votes cast at the meeting. Votes may be cast in favor of the election of each director or withheld.
The Company believes that brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold Common Stock in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of directors. In Canada, registrants and their nominees may not exercise voting rights without instructions from a beneficial owner. Therefore, no votes with respect to the Exchangeable Shares will be cast without specific instructions to the Trustee.

     Except as provided by law or the Company's
Certificate of Incorporation or Bylaws, the affirmative vote of the holders of a majority of the Voting Shares, present in person or by proxy, entitled to vote at the Meeting is required to take action with respect to any other matter that may properly be brought before the Meeting. Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy.

 Neither the corporate law of the state of Oklahoma,
                         the
state in which Devon is incorporated, nor the Company's Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. It is the Company's policy (i) to count abstentions and broker nonvotes for purposes of determining the presence of a quorum at the Meeting; (ii) to treat abstentions as votes not cast but as shares represented at the Meeting for determining results on actions requiring a majority vote; (iii) to not consider broker non-votes for determining actions requiring a majority vote; and
(iv) to consider neither abstentions nor broker non-votes in determining results of plurality votes.
The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail or personally by directors, officers or regular employees of the Company, none of whom will receive additional compensation therefor. The Company has also retained Morrow & Co., Inc. to assist in solicitation of proxies for a fee of $3,500, plus reimbursement of certain expenses. Those holding shares of Common Stock of record for the benefit of others ("Nominee Holders") are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. The Company will reimburse Nominee
Holders for their reasonable outof-pocket expenses.

     Management's Ownership of Voting Shares.
Devon's officers and directors own or represent a total of 11,071,362 Voting Shares, or 23% of the total 48,480,459 Voting Shares entitled to be voted at the meeting, and intend to vote all of such shares in favor of the election of the four nominees for director named herein.
YOUR PROXY VOTE IS IMPORTANT.  YOU ARE ASKED TO
COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD
OR VOTING DIRECTION CARD REGARDLESS OF WHETHER YOU
PLAN TO ATTEND THE MEETING.

            PRINCIPAL SECURITY OWNERSHIP

     The table below sets forth as of March 31, 1999, the names and addresses of each person known by management to own beneficially more than 5% of the Company's outstanding Voting Shares, the number of Voting Shares beneficially owned by each such stockholder and the percentage of outstanding Voting
Shares owned. The table also sets forth the number and percentage of outstanding Voting Shares beneficially owned by the Company's Chief Executive
Officer ("CEO"), each of the Company's directors, the four most highly compensated executive officers other than the CEO and by all officers and directors of the Company as a group.

Name and Address of                  Number of        Percent of
Beneficial Owner                     Shares (1)         Class

Kerr-McGee Corporation              9,954,000 (2)       20.5%
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Merrill Lynch & Co., Inc.           4,721,652 (3)        9.4%
World Financial Center, North Tower
New York, New York 10381

J. Larry Nichols*                     775,971 (4)        1.6%
Michael E. Gellert*                   317,720 (5)        0.7%
John A. Hagg*                         213,490 (6)        0.4%
Darryl G. Smette                      153,400 (7)        0.3%
H. Allen Turner                       151,485 (8)        0.3%
J. Michael Lacey                      107,965 (9)        0.2%
John W. Nichols*                      104,504 (10)       0.2%
David M. Gavrin*                       79,251 (11)       0.2%
Duke R. Ligon                          60,300 (12)       0.1%
Michael M. Kanovsky*                   43,484 (13)       0.1%
H. R. Sanders, Jr.*                    35,979 (14)       0.1%
Lawrence H. Towell*                     6,100 (15)      <0.1%
Luke R. Corbett*                        6,000 (16)      <0.1%
Thomas F. Ferguson*                     6,000 (16)      <0.1%
Tom J. McDaniel*                        6,000 (16)      <0.1%

All directors and officers of Devon
Energy as a group (21 persons)      2,464,016 (17)       4.9%
_____________________________________
* Director. The business address of each director is 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260.

(1)  Shares Beneficially Owned includes shares of
     Common Stock, Exchangeable Shares and shares of
     Common Stock issuable within 60 days of March 31,
     1999.

(2) Kerr-McGee Corporation ("Kerr-McGee") has reported beneficial ownership of these shares on
     Schedule 13D filed on January 6, 1997.  Kerr-
     McGee acquired these shares on December 31, 1996, in connection with a transaction whereby Devon acquired the North American onshore oil and gas exploration and production properties and businesses of KerrMcGee in exchange for 9,954,000 shares of Common Stock. KerrMcGee reports shared voting and investment power with respect to these shares. Devon and Kerr-McGee have entered into two agreements that define and limit the two companies' rights and obligations. In addition, Devon's Board of Directors amended Devon's share rights plan so that Devon's existing stockholder rights plan will remain in force for third parties and/or certain further transactions with KerrMcGee.

(3)  Merrill Lynch Growth Fund and Merrill Lynch & Co.,
     Inc. ("ML&Co.") on behalf of Merrill Lynch Asset
     Management Group ("AMG") have reported shared ownership of these shares on Schedule 13G filed on February 4, 1999. ML&Co. is a parent holding company. AMG is an operating division of ML&Co.
     consisting of ML&Co.'s indirectly owned asset management subsidiaries, the following of which hold certain of these shares: Merrill Lynch Asset
     Management, L.P., Mercury Asset Management, Ltd.,
     Mercury Asset Management Japan, Ltd. and Mercury Fund
     Managers, Ltd.  Merrill Lynch Growth Fund and ML&Co.
     disclaim beneficial ownership of such shares. The number of shares reported includes 1,639,300 shares that ML&Co. has the right to acquire upon the conversion of Devon's trust convertible preferred securities issued in July 1996.

 (4) Includes 42,965 shares owned of record by Mr. Nichols as Trustee of a family trust, 78,624 shares owned by Mr. Nichols' wife, 12,570 shares owned by Mr. Nichols as trustee of his children's trusts as to which he exercises sole voting and investment power, 6,200 shares owned by Mr. Nichols' son, 6,000 shares owned by Mr. Nichols' daughter and 296,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(5) Includes 309,149 shares owned by Windcrest Partners, a limited partnership, in which Mr. Gellert shares investment and voting power and 6,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Gellert.

(6) Includes Exchangeable Shares that are convertible into 91,290 shares of Common Stock and 122,200 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hagg.

(7) Includes 148,300 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

(8) Includes 148,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Turner.

(9) Includes 102,800 shares that are deemed beneficially owned pursuant to stock options held by Mr. Lacey.

(10) Includes 98,304 shares held by a family investment partnership and 6,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(11) Includes 2,141 shares owned by Mr. Gavrin as co-trustee of the Mark Sandler 1987 Trust, 9,249 shares owned by Mr. Gavrin's wife and 6,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Gavrin.

(12) Includes 60,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ligon.

(13) Includes Exchangeable Shares that are convertible into 35,729 shares of Common Stock and 7,755 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

(14) Includes 33,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Sanders.

(15) Includes 6,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Towell.

(16) Consists of 6,000 shares that are deemed beneficially owned pursuant to stock options.

(17) Includes Exchangeable Shares that are convertible into 132,252 shares of Common Stock and 1,345,039 shares that are deemed beneficially owned pursuant to stock options held by officers and directors.


                     ELECTION OF DIRECTORS

     Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at eleven. The Company's
Certificate of Incorporation and Bylaws provide for three classes of directors, serving staggered three-year terms, with each class to be as nearly equal in number as possible. The Board of Directors has nominated Luke R. Corbett, Michael E. Gellert, Michael
M. Kanovsky and H. R. Sanders, Jr. for re-election as directors for terms expiring at the annual meeting in the year 2002, and in each case until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The four nominees are presently directors of the Company whose terms expire at the Meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 2000 or 2001 annual meeting, as the case may be.

     The Board of Directors recommends a vote "FOR" each of the nominees for election to the Board of Directors.

    It is the intention of the persons named in the proxy to vote proxies "FOR" the election of the four nominees.
In the event that any of the nominees should fail to stand for election, the persons named in the proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of directors to be elected.


       INFORMATION ABOUT NOMINEES AND DIRECTORS

Nominees for Re-election as Directors for Terms
Expiring in 2002

Luke R. Corbett, age 51, was appointed to the Board of Directors in December 1996. Mr. Corbett is Kerr-McGee
Corporation's Chairman of the Board of Directors and Chief Executive Officer, positions he has held since
February 1, 1997. He joined Kerr-McGee in 1985 as Vice
President of Geophysics, was named Senior Vice
President of Exploration for the Exploration and Production Division in 1987, Senior Vice President in
1991 and President and Chief Operating Officer in
1995. Prior to joining Kerr-McGee, Mr. Corbett was employed by Amoco Production Company as a geophysicist. He later joined Aminoil, Inc. where he held the position of Vice President of Domestic
Exploration. Mr. Corbett is also a Director of OGE
Energy Corp.  He is a member of the American
Association of Petroleum Geologists and the Society of Exploration Geophysicists and is on the board of the American Petroleum Institute. He is a member of the Domestic Petroleum Council and a trustee for the American Geological Institute Foundation. Mr. Corbett obtained his bachelor's degree in mathematics from the University of Georgia.

     Michael E. Gellert, age 67, has been a Director of Devon since 1971 and is a member of the Compensation and Stock Option Committee. Mr. Gellert is a General Partner of Windcrest Partners, a private investment partnership in New York, New York, having held that position since April 1967. From January 1958 until his retirement in October 1989 Mr. Gellert served in executive capacities with Drexel Burnham
Lambert and its predecessors in New York, New York.
In addition to serving as a Director of Devon, Mr.
Gellert also serves on the boards of Humana, Inc., owners of managed health care facilities; Premier
Parks, Inc., amusements parks operator; Seacor Smit,
Inc., owners and operators of marine equipment and Smith Barney World Funds. Mr. Gellert is also a member of the Putnam Trust Company Advisory Board to the Bank of New York.

     Michael M. Kanovsky, age 50, co-founded Canadian
Northstar Corporation, Northstar's former controlling shareholder, with Mr. Hagg in 1977. He became a Director of Northstar in 1982. He remained in the position of President of Canadian
Northstar Corporation until 1993. He is currently the President of Sky Energy Corporation, a privately held energy corporation. Mr. Kanovsky is currently on the boards of directors of Cabre Exploration Ltd. and Bonavista Petroleum Corporation, two Calgarybased public oil and gas companies, ARC Resources, Ltd., which acquires and develops oil and natural gas properties for the publicly-traded ARC Energy Trust, and the AGF North American Insurance Group.
Mr. Kanovsky is a Director of the following public companies: Celestar Exploration Ltd., and Kappa
Energy Company, Inc.  Mr. Kanovsky also served as
Chairman of Taro Industries Ltd., a public oilfield manufacturing company and Vice Chairman of Precision
Drilling Inc., Canada's largest drilling contractor. He sits on the Board of Governors of the University of Western Ontario's Richard Ivey School of
Business. Mr. Kanovsky obtained his bachelor's degree in mechanical engineering from Queens University in Kingston, Ontario and his master's degree from the University of Western Ontario.

     H. R. Sanders, Jr., age 66, has been a Director since 1981 and is a member of the Audit Committee. He served as Devon's Executive Vice President from 1981 until his retirement in 1997. Prior to joining Devon, Mr. Sanders was associated with RepublicBank Dallas,
N.A. serving from 1970 to 1981 as its Senior Vice
President with direct responsibility for independent oil and gas producer and mining loans. Mr. Sanders is a member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty
Owners Association, Oklahoma Independent Petroleum
Association and a past director of Triton Energy
Corporation.

Directors Whose Terms Expire in the Year 2000

     Thomas F. Ferguson, age 62, has been a Director of Devon since 1982, and is the Chairman of the Audit
Committee. He is Managing Director of Englewood, N.V., a wholly-owned subsidiary of Kuwaiti-based Al-Futtooh
Investments WLL. Mr. Ferguson represents them on the board of directors of various companies including
Baltic Transit Bank in Latvia and Tunis International
Bank in Tunisia.  Mr. Ferguson is a Canadian qualified
Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a financial consultant.

     John A. Hagg, age 51, co-founded Canadian
Northstar Corporation, Northstar's former controlling shareholder, in 1977. In 1982, Mr. Hagg became a director, and in 1985, was appointed Chairman and President of Northstar Energy Corporation. He is currently the Chairman of the Board of Northstar. Mr.
Hagg is a past director of the Canadian Association of Petroleum Producers, the Independent Petroleum
Association of Canada, the Petroleum Communication
Foundation, Canadian Oilmen's Executive Association, the Calgary Chamber of Commerce, and past Chairman of Junior Achievement of Southern Alberta. He is currently a member of the Management Advisory Council at the University of Calgary. In addition, Mr. Hagg is a Director of Berry Petroleum Company, a New York
Stock Exchange listed company based in California. He obtained his bachelor's degree from the University of Alberta and his master's degree from Stanford
University.

     J. Larry Nichols, age 56, co-founded Devon with his father, John W. Nichols. He has been a Director since 1971, President since 1976 and Chief Executive
Officer since 1980. Mr. Nichols is active in industry and business groups, serving as Vice President of the Independent Petroleum Association of America,
President of the Domestic Petroleum Council, Vice
Chairman of the Natural Gas Supply Association and
President of the Oklahoma Nature Conservancy. In addition, Mr. Nichols is a Director of the Independent
Petroleum Association of New Mexico, the Oklahoma
Independent Petroleum Association and the National
Petroleum Council. He also serves as a Director of Smedvig asa, a Norwegian shipping manufacturing company and CMI Corporation which designs and manufactures automated road construction equipment.
Both of these companies are traded on the New York
Stock Exchange. He also serves on the Board of Governors of the American Stock Exchange. Mr. Nichols holds a geology degree from Princeton University and a law degree from the University of Michigan. He served as a law clerk to Mr. Chief Justice Earl Warren and Mr. Justice Tom Clark of the U.S. Supreme Court.

     Lawrence H. Towell, age 55, was appointed to the Board of Directors in December 1996. Mr. Towell is the Vice President of Acquisitions in Kerr-McGee's
Strategic Planning/Business Development Division, a position he has held since 1984. Prior to his current position, he served Kerr-McGee in various positions since 1975, including Vice President of Engineering and Vice President of Natural Gas Sales. Prior to his employment with Kerr-McGee, Mr. Towell was manager of HK Properties for Howell-Kerr Enterprises in Oklahoma
City. Prior to his employment at Howell-Kerr, he worked for Shell Oil Co. for eight years serving in various engineering capacities in various domestic locations. Mr. Towell received his bachelor's degree in mechanical engineering from Yale University. He is a member of the Society of Petroleum Engineers, the Independent Petroleum Association of America and the
Yale University Science and Engineering Association.

Directors Whose Terms Expire in 2001

  David M. Gavrin, age 64, a Director of Devon since
1979, serves as the Chairman of the Compensation and Stock
Option Committee. In addition to managing his personal investments, he serves as a director of United
American Energy Corp., an independent power producer and Metbank Holding Corporation, a bank holding company. Mr. Gavrin was associated with Drexel
Burnham Lambert Incorporated for 14 years as First
Vice President and was a General Partner of Windcrest
Partners, an investment partnership, for 10 years.

  Tom J. McDaniel, age 60, was appointed to the Board of Directors in December 1996 and is a member of the Audit Committee. Mr. McDaniel has been Kerr-McGee
Corporation's ViceChairman of the Board of Directors since February 1, 1997. He joined Kerr-McGee as
Associate General Counsel in 1984, became Senior Vice
President in 1986 and served as Senior Vice President and Corporate Secretary from 1989 to 1997. Prior to joining KerrMcGee, Mr. McDaniel was engaged in the private practice of law for 18 years.
In 1981 the Oklahoma Supreme Court
appointed him Administrative Director of State
Courts. In addition to serving on the Kerr-McGee board, Mr. McDaniel serves on the board of directors of UMB Oklahoma Bank and the National Association of
Manufacturers. A member of the Oklahoma and American Bar Associations, Mr. McDaniel holds an undergraduate degree in business from Northwestern
Oklahoma State University and a law degree from the University of Oklahoma.

  John W. Nichols, age 84, is a co-founder of Devon and has been Chairman of the Board of Directors since 1971.
He is a founding partner of Blackwood & Nichols Co., which developed the conventional reserves in the Northeast Blanco Unit of the San Juan Basin. Mr.
Nichols is a non-practicing Certified Public
Accountant.  Mr. Nichols is the father of J. Larry
Nichols.

        INFORMATION ABOUT EXECUTIVE OFFICERS

     The positions held by the executive officers of the Company are as follows:

     Donald A. Garner, age 41, joined Northstar in
January 1998 as Executive Vice President and Chief
Operating Officer.  In January 1999 he was named
President and Chief Operating Officer of Northstar.
Prior to joining Northstar, Mr. Garner was with Imperial Oil Limited where he has held a variety of management positions, most recently having accountability for all exploration, development, marketing, financial and strategic planning aspects of Imperial's oil sands business unit. At Imperial Oil Limited, Mr. Garner was also Director of Syncrude Canada Limited and President of Oslo Alberta and was a member of Imperial Resources' Executive Leadership Board. He is a past director of the Alberta Chamber of Resources. Mr. Garner received his bachelor's degree in mechanical engineering from the University of Saskatchewan.

     J. Michael Lacey, age 53, joined Devon as Vice
President Operations and Exploration in 1989. Prior to his employment with Devon, Mr. Lacey served as General Manager in Tenneco Oil Company's Mid-
Continent and Rocky Mountain Divisions. He holds both undergraduate and graduate degrees in Petroleum
Engineering from the Colorado School of Mines, is a Registered Professional Engineer and a member of the Society of Petroleum Engineers and the American
Association of Petroleum Geologists.

 Duke R. Ligon, age 57, joined Devon in 1997, as its
Vice President - General Counsel. In addition to his 12 years of energy law practice, most recently as a partner of a large New York City law firm, he was an investment banker at Bankers Trust Company of New
York for 10 years. Mr. Ligon also served for three years in various positions with the Federal Energy
Administration, the U.S. Department of the Interior, the U.S. Treasury Department and the Department of Energy in Washington D. C. Mr. Ligon's primary responsibilities at Devon include assisting in the Company's acquisition efforts and representing the Company in various legal matters and litigation. Mr.
Ligon holds an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law.

     John Richels, age 48, is Chief Executive Officer of Northstar. From April 1996 to December 1998 he served Northstar as Executive Vice President and
Chief Financial Officer. Mr. Richels also served on the Northstar board of directors from April 1993 to April 1996. Prior to joining Northstar, Mr. Richels was Managing Partner, Chief Operating Partner and a member of the executive committee of the Canadian based national law firm, Bennett Jones. From 1986 to 1988, Mr. Richels also served, on a secondment from Bennett Jones, as General Counsel of the XV Olympic
Winter Games Organizing Committee in Calgary,
Alberta. Mr. Richels holds a bachelor's degree in economics from York University and a law degree from the University of Windsor.

  Darryl G. Smette, age 51, Vice President - Marketing and Administrative Planning since 1989, joined Devon in 1986 as Manager of Gas Marketing. Mr. Smette's educational background includes an undergraduate degree from Minot State College and a master's degree from Wichita State University. His marketing background includes 15 years with Energy Reserves
Group, Inc./BHP Petroleum (Americas), Inc., his last position being Director of Marketing. He is also an oil and gas industry instructor approved by the University of Texas' Department of Continuing
Education.  Mr. Smette is a member of the Oklahoma
Independent Producers Association, Natural Gas
Association of Oklahoma, and the American Gas
Association.

  H. Allen Turner, age 46, has been responsible for Devon's corporate finance and capital formation activities as Vice President of Corporate Development since 1982.
In 1981 he served as Executive Vice President of Palo
Pinto/Harken Drilling Programs. For the six prior years he was associated with Merrill Lynch Pierce
Fenner & Smith with various responsibilities including Regional Tax Investments Manager. He is a member of the Petroleum Investor Relations Association, and serves on the Independent Petroleum Association of America
Capital Markets Committee. Mr. Turner received his bachelor's degree from Duke University.

  William T. Vaughn, age 52, is Devon's Vice President -
Finance in charge of commercial banking functions, accounting, tax and information services. Mr. Vaughn was elected in 1987 to his present position. Prior to that he was Controller of Devon from 1983 to 1987.
Mr. Vaughn's prior experience includes serving as Controller with Marion Corporation for two years and employment with Arthur Young & Co. for seven years with various duties, including audit manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public
Accountants. He is a graduate of the University of Arkansas with a Bachelor of Science degree.

     Danny J. Heatly, age 43, has been Devon's
Controller since 1989.  Prior to joining Devon, Mr.
Heatly was associated with Peat Marwick Main & Co.
(now KPMG LLP) in Oklahoma City for ten years with various duties, including senior audit manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public
Accountants. He graduated with a Bachelor of Accountancy degree from the University of Oklahoma.

     Gary L. McGee, age 49, was elected Treasurer of
Devon in 1983, having first served as Devon's
Controller. Mr. McGee is a member of the Petroleum
Association of Wyoming and Mid-Continent Oil & Gas
Association of Oklahoma. He served as Vice President of Finance with KSA Industries, Inc., a private holding company with various interests including oil and gas production. Mr. McGee also held various accounting positions with Adams Resources and Energy
Company and Mesa Petroleum Company. He received his accounting degree from the University of Oklahoma.

     Marian J. Moon, age 48, was elected Corporate
Secretary of Devon in 1994.  Ms. Moon has served
Devon in various capacities since 1984, including her current position as Manager of Corporate Finance.
She has also served as Assistant Secretary with responsibilities including compliance with Securities and Exchange Commission and stock exchange regulations. Prior to joining Devon, Ms. Moon was employed for eleven years by Amarex, Inc., an Oklahoma City based oil and natural gas production and exploration firm, where she served most recently as Treasurer. Ms. Moon is a member of the American
Society of Corporate Secretaries. She is a graduate of Valparaiso University.

        MEETINGS AND COMMITTEES OF THE BOARD

     During 1998, the Board of Directors of the Company held four regular meetings and two special meetings. All directors attended (a) at least five of the six meetings of the Board of Directors and (b) all of the meetings held by committees of the Board on which they served. The Board of Directors has standing audit, compensation and stock option, and dividend committees. It does not have a standing nominating committee.

     Mr. Ferguson was the sole member of the
Company's Audit Committee until March 11, 1998, at which time Mr. McDaniel and Mr. Sanders were appointed by the Board to join such Committee. Mr.
Ferguson continues to serve as Chairman.  The Audit
Committee meets with the Company's independent public accountants and reviews the consolidated financial statements of the Company on a regular basis. The functions of the Audit Committee consist of recommending independent accountants to the Board of Directors; approving the nature and scope of services performed by the inde pendent accountants and reviewing the range of fees for such services; conferring with the independent accountants and reviewing the results of their audit;
reviewing the Company's accounting and financial controls and providing assistance to the Board of Directors with respect to the corporate and reporting practices of the Company. The Board of Directors, as recommended by the Audit Committee, has selected KPMG
LLP to serve as the Company's independent public accountants for the fiscal year ending December 31, 1999. The Audit Committee met two times during 1998.

     The Compensation and Stock Option Committee, which consists of Messrs. Gavrin (Chairman) and Gellert, determines the nature and amount of compensation of all executive officers of the Company who are also directors and the amount and terms of stock options granted to all employees. In addition, this committee provides guidance to and makes recommendations to management regarding employee benefit programs. The Compensation and Stock Option
Committee held two meetings in 1998.

     The Dividend Committee declares dividends on Common Stock. However, such Committee may not declare dividends more or less than the amount last declared by the full Board of Directors. In 1998 the Dividend
Committee, which consisted of Mr. Larry Nichols
(Chairman) and Mr. Corbett, held four meetings.


               EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information regarding annual and long-term compensation during 1996, 1997 and 1998 for the Chief Executive Officer
("CEO") and the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company on December 31, 1998.

                                                                            Long-Term
                      Annual Compensation                                 Compensation
                                                                              (1)

                    Principal                                 Awards of   All Other
Name                Position       Year   Salary    Bonus     Options     Compensation
                                                              (# of
                                                              Shares)
J. Larry Nichols    President      1998  $450,000  $450,000   80,000 (2)  $ 9,600 (3)
                     & CEO         1997  $400,000  $500,600     -    (2)  $ 4,800 (3)
                                   1996  $325,000  $500,600   40,000      $ 3,000 (3)

J. Michael Lacey    Vice           1998  $260,000  $125,600   40,000 (2)  $ 9,600 (3)
                    President      1997  $220,000  $125,600     -    (2)  $ 4,800 (3)
                                   1996  $210,000  $ 90,600   20,000      $ 3,000 (3)

Duke R. Ligon       Vice           1998  $220,000 $125,600   40,000 (2)   $ 9,600 (3)
                    President      1997  $175,000 $125,550   30,000       $67,540

Darryl G. Smette    Vice           1998  $220,000 $125,600   40,000 (2)   $27,761 (5)
                    President      1997  $176,000 $125,600      -   (2)   $ 4,800 (3)
                                   1996  $168,000 $ 90,600   20,000       $ 3,000 (3)

H. Allen Turner     Vice           1998  $220,000 $125,600   40,000 (2)   $79,884 (6)
                    President      1997  $176,000 $125,600      -   (2)   $ 4,800 (3)
                                   1996  $168,000 $ 90,600   20,000       $ 3,000 (3)

(1) No awards of restricted stock or payments under long-term incentive plans were made by the Company to any of the named executives in any period covered by the table.

(2) Annual option grants for 1997, which normally would have been made in December 1997 were not made until January 1998. Annual Option grants for 1998 were made at the normal time in December 1998. See "Option
     Grants in 1998" below.

(3) These amounts represent Company matching contributions to the Devon Energy Incentive Savings Plan.

(4)  Mr. Ligon joined the Company on February 7, 1997.
     The amount shown includes $62,740 of expenses reimbursed to Mr. Ligon by the Company to relocate from New York to Oklahoma City and $4,800 of Company matching contributions to the Devon Energy Incentive Savings
     Plan.

(5) Includes $9,600 of Company matching contributions to the Devon Energy Incentive Savings Plan and a one-time payment of $18,161 for unused vacation time.

(6) Includes $9,600 of Company matching contributions to the Devon Energy Incentive Savings Plan and a one-time payment of $70,284 for unused vacation time.

Option Grants in 1998

     The following tables set forth information concerning options to purchase Common Stock granted in 1998 to the five individuals named in the Summary Compensation Table.
The material terms of such options appear in the following tables and the footnotes thereto.

               Individual Grants in January 1998 Based on 1997 Performance

                                Percent of Total      Exercise
                    Options     Options Granted in    Price Per    Expiration   Grant Date
                    Granted        1988 (1)           Share (2)       Date     Percent Value (3)

J. Larry Nichols    40,000 (4)       1.7%            $ 36.75       01/20/2008   $556,800

J. Michael Lacey    20,000 (5)       0.8%            $ 36.75       01/20/2008   $278,400

Duke R. Ligon       20,000 (5)       0.8%            $ 36.75       01/20/2008   $278,400

Darryl G. Smette    20,000 (5)       0.8%            $ 36.75       01/20/2008   $278,400

H. Allen Turner     20,000 (5)       0.8%            $ 36.75       01/20/2008   $278,400

               Individual Grants in December 1998 based on 1998 Performance

                               Percent of Total      Exercise
                    Options    Options Granted in    Price Per     Expiration   Grant Date
                    Granted         1998 (1)         Share (2)         Date    Percent Value (6)

J. Larry Nichols    40,000 (7)      1.7%             $29.125       12/10/2008   $416,800

J. Michael Lacey    20,000 (8)      0.8%             $29.125       12/10/2008   $208,400

Duke R. Ligon       20,000 (8)      0.8%             $29.125       12/10/2008   $208,400

Darryl G. Smette    20,000 (8)      0.8%             $29.125       12/10/2008   $208,400

H. Allen Turner     20,000 (8)      0.8%             $29.125       12/10/2008   $208,400

 (1) Annual option grants for officers and employees for 1997, which normally would have been made in December
     1997, were not made until January 1998. In addition, Devon assumed the Northstar stock options in 1998.
     Had neither of these nonrecurring events occurred in 1998, the percent of total options granted to Mr.
     Nichols in the table above would have been 5.0%, rather than the 1.7% shown. The percent of total options granted to the other four officers would have been 2.5%, rather than the 0.8% shown.

(2) Exercise price is the fair market value on the date of grant, which is the closing price of Common Stock on the date of grant as reported by the American
     Stock Exchange.

(3) The grant date present value is an estimation of the possible future value of the option grant based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model:
     volatility (a measure of the historic variability of a stock price) - 33.6%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options) - 5.4% per annum; annual dividend yield
     - 0.5%; and expected life of the options - five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

(4) These options were granted on January 21, 1998, in connection with 1997 performance. Options with respect to 34,600 shares were immediately vested and exercisable, 2,700 vest and become exercisable on January 21, 2001, and the remaining 2,700 vest and become exercisable on January 21, 2002.

(5) These options were granted on January 21, 1998, in connection with 1997 performance. Options with respect to 14,600 shares were immediately vested and exercisable. However, 80% of the unexercised portion of such options are subject to forfeiture upon the officer's voluntary termination or termination for cause prior to January 21, 1999. This percentage decreases 20% in each subsequent year. After January 21, 2002, none of the 14,600 options are subject to forfeiture. Of the remaining options, 2,700 vest and become exercisable on January 21, 2001 and 2,700 vest and become exercisable on January 21, 2002.

(6) The grant date present value is an estimation of the possible future value of the option grant based upon one of the methods prescribed by the Securities and Exchange
     Commission, the Black-Scholes Option Pricing Model. This model uses the past performance of a stock to predict the future value of a stock option. The following assumptions were used in the model: volatility - 33.3%; risk-free interest rate - 4.6% per annum; annual dividend yield - 0.7%; and expected life of the options - five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

(7) These options were granted on December 11, 1998, in connection with 1998 performance. All of such options were immediately vested and exercisable.

(8) These options were granted on December 11, 1998, in connection with 1998 performance. All of such options were immediately vested and exercisable.
     However, 80% of the unexercised portion of such options are subject to forfeiture upon the officer's voluntary termination or termination for cause prior to December 11, 1999. This percentage decreases 20% in each subsequent year.
     After December 11, 2002, none of the options are subject to forfeiture.

Aggregate Option Exercises in 1998 and Year-End Option Values

     The following table sets forth information for the five individuals named in the Summary Compensation Table concerning the exercise of options to purchase Common Stock in 1998 and unexercised options to purchase Common Stock held at December 31, 1998.

                                      Number of Unexercised Options    Value of Unexercised In-the-Money
                                             at 12/31/98                   Options at 12/31/98 (1)

                  Number of Shares
                  Acquired Upon     Value
  Name            Exercise         Realized     Exercisable    Unexercisable   Exercisable  Unexercisable

J. Larry Nichols     --          $    --         296,000          6,000        $ 2,048,875  $    --
J. Michael Lacey     --          $    --         102,800          6,000        $   402,575  $    --
Duke R. Ligon        --          $    --          50,000         20,000        $    31,350  $    --
Darryl G. Smette     --          $    --         148,300          6,000        $ 1,055,069  $    --
H. Allen Turner      --          $    --         148,000          6,000        $ 1,037,625  $    --

(1) The value is based on the aggregate amount of the excess of $30.6875 (the closing price as reported by the American Stock Exchange for December 31, 1998)
    over the relevant exercise price for outstanding options that were exercisable and in-the-money at year-end.

Compensation Pursuant to Plans

    Long-term Incentive Plans. Devon has outstanding stock options issued to certain of its directors, executive officers and employees under four separate stock option plans. Three of such plans were adopted by Devon stockholders in 1988, 1993 and 1997 (the "1988
Plan," the "1993 Plan" and the "1997 Plan," respectively). The Company has also outstanding stock options which it assumed from Northstar in connection with the Northstar Combination (the "Northstar
Plan"). Options granted under the 1988 Plan, the 1993
Plan and the Northstar Plan remain exercisable by the employees owning such options, but no new options will be granted under any of such plans. At December
31, 1998, 12 participants held options granted under the 1988 Plan, 23 participants held options granted under the 1993 Plan and 134 participants held options granted under the Northstar Plan.

     Effective May 21, 1997, Devon stockholders adopted the 1997 Plan and reserved two million shares of Common Stock for issuance thereunder to directors, officers and employees. On December 9, 1998, Devon stockholders voted to increase the number of shares available under the 1997 plan to three million. The exercise price of options granted under the 1997 Plan may not be less than the estimated fair market value of the stock on the date of grant (plus 10% if the grantee owns or controls more than 10% of the total voting stock of Devon prior to the grant). Options granted are exercisable during a period established for each grant, which period may not exceed 10 years from the date of grant. Under the 1997 Plan, the grantee must pay the exercise price in cash or in Common Stock, or a combination thereof, at the time the option is exercised. The 1997 Plan expires on March 25, 2007. As of December 31, 1998, 150 participants held options granted under the 1997
Plan.

     The Company has no other plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year.

     Retirement Plan. Devon maintains a defined benefit retirement plan (the "Basic Plan") which provides benefits based upon past and future employment service with Devon. Each eligible employee who retires is entitled to receive annual retirement income, computed as a percentage of "final average compensation" (which consists of the average of the highest three consecutive years' salaries, wages, and bonuses out of the last ten years), and credited years of service up to 25 years. Contributions by employees are neither required nor permitted under the Basic Plan. Benefits are computed based on straight-life annuity amounts and are reduced by Social Security payments. All of the executive officers participate in the Basic Plan.

     The following table sets forth the credited years of service under Devon's Basic Plan for each of the five individuals named in the Summary
Compensation Table.

                                         Credited
                                     Years of Service
      Name of Individual        (Through December 31, 1998)

     J. Larry Nichols                  29 years
     J. Michael Lacey                  10 years
     Duke R. Ligon                      2 years
     H. Allen Turner                   17 years
     Darryl G. Smette                  12 years

     Supplemental Retirement Plan. Devon also has a nonqualified deferred compensation plan (the
"Supplemental Plan"), the purpose of which is to provide supplemental retirement income to certain selected key management and highly compensated employees because their annual compensation is greater than the maximum annual compensation that can be considered in computing their benefits under the Basic Plan. An employee must be selected by the Compensation and Stock Option
Committee in order to be eligible for participation in the Supplemental Plan. All of the five individuals named in the Summary Compensation Table have been selected to participate in the Supplemental
Plan. Each eligible participant's supplemental retirement income will equal 65% of his final average compensation, multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20 (or less, if so determined by the Committee), less any offset amounts. Offset amounts are (i) retirement benefits payable to the participant under the Basic
Plan, (ii) benefits due to the participant under Social Security, and (iii) any benefits which are paid to the participant under the Company's long-term disability plan. The Supplemental Plan is currently unfunded.

     In general, benefits will be paid when the participant retires from the Company. However in the event that the participant's employment with the Company is terminated (i) within two years of the acquisition by the Company of reserves or assets which results in the reserves or assets of the Company increasing by at least 20%, or (ii) within two years of a change of control of the Company, then the participant shall be 100% vested in his benefit and shall be entitled to receive the actuarial equivalent of such benefit earned as of the date of termination of employment.
"Change of control" is defined in the Supplemental
Plan as being an event which results in an entity or group acquiring either (i) 30% or more of the Company's outstanding voting securities, or (ii) less than 30% of the outstanding voting securities, but which a majority of the Board of Directors has determined has caused a change of control. If the participant is terminated within two years following a change of control or the acquisition of reserves or assets that results in the reserves or assets increasing by at least 20%, the participant's benefit will be paid in a single lump sum payment. Otherwise, the participant's benefit will be paid for the life of the participant. The participant may elect to provide a 50% survivor benefit for his or her beneficiary.

     The following table illustrates estimated annual benefits payable upon retirement under the Basic Plan and the Supplemental Plan to participants in specified compensation and years of service classifications, assuming a normal retirement in 1998 at age 65.

    Final Average              Years of Service
    Compensation          15          20       25 or more

     $250,000        $109,789    $146,385    $146,385
     $300,000        $134,164    $178,885    $179,885
     $350,000        $158,539    $211,385    $211,385
     $400,000        $182,914    $243,885    $243,885
     $450,000        $207,289    $276,385    $276,385
     $500,000        $231,664    $308,885    $308,885
     $550,000        $256,039    $341,385    $341,385
     $600,000        $280,414    $373,885    $373,885
     $650,000        $304,789    $406,385    $406,385
     $700,000        $329,164    $438,885    $438,885
     $750,000        $353,539    $471,385    $471,385
     $800,000        $377,914    $503,885    $503,885
     $850,000        $402,289    $536,385    $536,385
     $900,000        $426,664    $568,885    $568,885
     $950,000        $451,039    $601,385    $601,385
   $1,000,000        $475,414    $633,885    $633,885

Severance Agreements

     Pursuant to severance agreements, each of the five individuals named in the Summary Compensation
Table is entitled to certain compensation ("Severance
Payment") in the event that his employment with the Company is terminated (a) within one year of the acquisition by the Company of reserves or assets which result in the reserves or assets of the Company increasing by at least 20% or (b) within two years of a change in control of the Company. "Change of control" is defined in the agreements as being an event which results in an entity or group acquiring either (i) 30% or more of the Company's outstanding voting securities, or (ii) less than 30% of the outstanding voting securities, but which a majority of the Board of Directors determines has caused a change of control. In either case the Severance
Payment would be approximately equal to two times the individual's annual compensation.

Employment Agreement

     The Company has an Employment Agreement with
Duke R. Ligon dated February 7, 1997, which has an initial term of two years and, unless sooner terminated, shall automatically renew for an additional two-year term. The Employment Agreement provides that Mr. Ligon will be paid a base salary at the minimum annual rate of $200,000 and will be eligible to participate in other incentive compensation and benefit arrangements provided to other employees of the Company. The Employment
Agreement also provides that Mr. Ligon will be eligible to participate in the Company's stock option plans and shall be granted a nonqualified stock option to purchase at least 30,000 shares of the Company's Common Stock at a price not less than fair market value on the date of grant. Mr. Ligon was granted an option to purchase 30,000 shares on February 10, 1997, at an exercise price of $32.81.
One-third of these options vest on each of the first, second and third anniversaries of the grant date.

     If the Company terminates Mr. Ligon's employment other than for cause or by reason of his death or disability, or if Mr. Ligon terminates for good reason within 24 months following a change of control, the Company shall pay Mr. Ligon a cash lump sum payment equal to his earned but unpaid base salary plus his base salary otherwise payable to him for the remainder of his employment term. "Change of control" is defined in the agreement as being an event which results in an entity or group acquiring either (i) 30% or more of the Company's outstanding voting securities, or (ii) less than 30% of the outstanding voting securities, but which a majority of the Board of Directors determines has caused a change of control. Any amounts paid to Mr. Ligon under his employment agreement would offset any Severance Payment due him under his severance agreement.

Director Compensation

     Non-management directors of Devon receive an annual retainer of $20,000, payable quarterly, plus
$1,000 for each Board meeting attended. Also, directors serving as chairmen of the standing committees of the Board of Directors receive an additional $2,000 per year. Committee members who attend the meetings of their standing committee receive $1,000 per meeting.

     Non-management directors are eligible to receive stock options in addition to their cash remuneration.
Such directors are eligible to receive stock option grants of up to 3,000 shares immediately after each annual meeting of stockholders at an exercise price equal to the fair market value of the Common Stock on that date. Any unexercised options will expire ten years after the date of grant. The Compensation and Stock Option
Committee, which awards options to non-management directors, may elect to grant awards that are less than the 3,000 shares maximum. However, the Compensation and Stock Option Committee has no other discretion regarding the award of stock options to non-management directors. 1997 was the first year in which directors were eligible to receive stock options. The following table sets forth information concerning options granted to nonmanagement directors in 1998:

                       Individual Grants in 1998

                                Percent of
                                Total Options   Exercise
                   Options      Granted in      Price Per     Expiration  Grant Date
Name               Granted (1)  1998 (2)        Share         Date        Present Value (3)

Luke R. Corbett     3,000         0.1%          $37.25 (4)    5/19/2008   $42,420
Thomas F. Ferguson  3,000         0.1%          $37.25 (4)    5/19/2008   $42,420
David M. Gavrin     3,000         0.1%          $37.25 (4)    5/19/2008   $42,420
Michael E. Gellert  3,000         0.1%          $37.25 (4)    5/19/2008   $42,420
Michael M. Kanovsky   -            -               -              -            -
Tom J. McDaniel     3,000         0.1%          $37.25 (4)    5/19/2008   $42,420
John W. Nichols     3,000         0.1%          $37.25 (4)    5/19/2008   $42,420
H.R. Sanders,Jr.    3,000         0.1%          $37.25 (4)    5/19/2008   $42,420
Lawrence H.Towell   3,000         0.1%          $37.25 (4)    5/19/2008   $42,420

(1) These options were granted on May 20, 1998. They became immediately vested and exercisable on the date of grant.

(2) Annual option grants for officers and employees for 1997, which normally would have been made in December 1997, were not made until January 1998.
    In addition, Devon assumed the Northstar stock options in 1998. Had neither of these non recurring events occurred in 1998, the percent of total options granted to each director named in the table above would have been 0.4%, rather than the 0.1% shown.

(3) The grant date present value is an estimation of the possible future value of the option grant based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model: volatility -
    32.9%; risk-free interest rate - 5.7% per annum; annual dividend yield - 0.5%; and expected life of the options - five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named directors.

(4) Exercise price is the fair market value on the date of grant that is the closing price of Common
   Stock on the date of grant as reported by the American Stock Exchange.

Compensation and Stock Option Committee Report on Executive Compensation

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company.
The Committee meets in November or December of each year to establish specific compensation levels for the CEO and to review the executive officers' compensation in general. (The compensation for executive officers other than the CEO is determined by the CEO.)

     The Committee's goal in setting executive compensation is to motivate, reward and retain management talent who support the Company's goals of increasing absolute and per share value for stockholders. This goal is carried out through awards of base salary, annual cash bonuses and stock options.

     The Committee generally believes that the total cash compensation of its CEO and other executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the oil and gas industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving long-term growth in per share earnings, cash flow, reserves and stock price.

     Base Salary. A competitive base salary is considered vital to support the continuity of management and is consistent with the long-term nature of the oil and gas business. The Committee believes that the base salaries of the executive officers should be similar to the base salaries of executive officers of similar companies within the oil and gas industry. Therefore, no performance criteria are applied to the base salary portion of the total compensation. Performance of the Company versus its peers is, however, given significant weight in the cash bonus and stock option portions of compensation.

     The CEO's base salary for 1998 was based upon information available to the Committee at its December 1997 meeting. At that meeting the Committee established a peer group of 11 companies to which Devon should be compared. This peer group included companies that are similar to Devon in total revenues, balance sheet ratios, oil and gas reserves and overall oil and gas operations. (The industry group index in the Performance Graph included in this proxy statement includes, but is not limited to, the companies used for this compensation analysis. In its analysis, the Committee specifically focused on those companies that are most similar to Devon in size, financial structure and operations, believing that the most direct comparisons would not necessarily include all of the more than 200 companies included in the industry group index used for the performance graph.)

     A review of the base salaries for the highest-paid executive at each of these peer companies revealed that the 1997 base salary of Devon's CEO was at the low end of the range of all base salaries in the group, and only 80% of the average base salary for the group. As a result of this finding, the Committee increased the CEO's base salary for 1998 by 12.5% to improve his base salary in relationship to the peer group.

     The Committee advised the CEO that similar criteria should be used to evaluate the base salaries of the other executive officers of the Company.

   Cash Bonuses. The Committee believes that the officers' cash bonuses should be tied to Devon's success in meeting its corporate goals and budgets and in achieving growth in comparison to those of the Company's industry peers and to the individual officers' contribution to such success. Cash bonuses for calendar year 1998 were set at the December 1998
Committee meeting. In setting the cash bonus for the CEO for the calendar year 1998, the Committee reviewed the performance of the peer group of 10 oil and gas companies. (Three companies on the prior year's list had changed sufficiently as to be no longer comparable to Devon, and were thus removed from the list. Two other companies similar to Devon were added.)

The Committee reviewed Devon's growth over the last three years, compared with the peer group average on a number of different measures, notably, change in earnings per share, cash flow per share, reserves per share and stock price. Devon's growth in cash flow per share and stock price exceeded that of the peer group average for the years reviewed. The growth in earnings per share and reserves per share was somewhat less than the peer group average. The
Committee also noted that Devon's stock price over the last year had decreased by 13% while the average stock price for the peer group had decreased by 29%.
The Committee also noted the CEO's efforts in closing the Northstar Combination. As a result of this analysis, the Committee awarded the CEO a cash bonus of $450,000. This award resulted in his total cash compensation for 1998 being 85% of the average total
1997 cash compensation for the highest-paid executives of the companies in the peer group.

     The Committee advised the CEO that similar criteria should be used in establishing cash bonuses for the other executive officers.

     Stock Options. The Committee desires to reward key management and professional employees for long-term strategic management practices and enhancement of stockholder value by awarding stock options.
Stock options are granted at an option price equal to the fair market value of the Common Stock on the grant date. The grant of these options and the optionees' holdings of unexercised options and/or ownership of exercised option shares is designed to closely align the interests of the executive officers with those of the stockholders. The ultimate value of the stock options will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant.

     Due to time limitations, the grant of stock options was not considered at the December 1997 meeting of the Committee. Rather, the Committee met by telephone in January 1998 to consider stock option grants in connection with 1997 Company performance.
Stock options were awarded to the CEO and other executive officers on January 21, 1998 at this meeting.
The Committee considered stock option grants again in December 1998 based on 1998 Company performance. Stock options were awarded to the CEO and other executive officers on December 11, 1998 at this meeting.

     The award of options is based generally upon the same criteria as that used for the award of cash bonuses; that is, more options are awarded if the Company performs well in relationship to its peers, and less or none are awarded if the Company does not perform well. In addition, the Committee wants to encourage executives to maintain ownership of Company stock and/or unexercised options. Although there are no specific ownership criteria used in awarding options, long-term ownership is viewed favorably. The Committee noted that Devon's officers as a group still retained
63% of all options (both vested and unvested) that had been granted to them through year-end 1997 and over 81% through year-end 1998.

 The Committee generally seeks to award no more than 1% of the outstanding shares in any one year, and further desires to keep the total number of shares under option and available for option to less than 10% of the total shares outstanding. As of December 31, 1998, there were 3,455,692 shares under option and 1,873,550 shares available for option, which were 6.5% and 3.5%, respectively, of total shares on a fully diluted basis.

     Policy on Deductibility of Compensation.
Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to any one executive officer, unless certain requirements are met. The Committee presently intends that all compensation paid to executive officers will meet the requirements for deductibility under Section 162(m). However, the Committee may award compensation, which is not deductible under
Section 162(m), if it believes that such awards would be in the best interest of the Company or its stockholders.

     Submission of Compensation Plans to
Stockholders. On November 6, 1998 the Company submitted a proposal to the Devon stockholders to increase the number of shares available for grant under the 1997 Plan from two million to three million shares. This amendment was approved by the stockholders at a special meeting held on December 9, 1998. This amendment was submitted in connection with the Northstar Combination. After the combination of the two companies, Devon has more than doubled its employees. The stock option plan amendment permits Devon to have sufficient stock options available for future grants to employees and directors. The Committee has no present intention of submitting any other compensation plans to the stockholders for approval that would result in the issuance of more than 5% of the Company's outstanding
Common Stock.

     We believe that the Company has an appropriate compensation structure that properly rewards and motivates its executive officers to build stockholder value.

As to Compensation of              As to Compensation of Executive Officers
the CEO                            other than the CEO


David M. Gavrin, Chairman          J. Larry Nichols
Michael E. Gellert


Compensation Committee Interlocks

     The Compensation Committee is composed of two independent, non-employee directors, Mr. Gavrin and Mr. Gellert. These directors have no interlocking relationships as defined by the Securities and Exchange Commission.

Performance Graph

    The following performance graph compares the Company's cumulative total stockholder return on its Common
Stock for the five-year period from December 31, 1993 to December 31, 1998, with the cumulative total return of the Standard & Poor's 500 stock index and the Stock Index by Standard Industrial
Classification Code ("SIC Code") for Crude Petroleum and Natural Gas. The SIC Code for Crude Petroleum and Natural Gas is 1311. The identities of the 200+ companies included in the index will be provided upon request.

                    CUMULATIVE TOTAL RETURN*
           THE COMPANY, S&P 500, AND SIC CODE INDEX
               FOR CRUDE PETROLEUM AND NATURAL GAS

                                ------------------Fiscal Year Ending---------
Company/Index/Market           12/31/1993   12/30/1994  12/29/1995  12/31/1996

Devon Energy Corp.                 100.00      89.02     125.05       171.35
Crude Petroleum & Natural Gas      100.00     104.80     115.26       153.26
S&P Composite                      100.00     101.32     139.40       171.41

                               --Fiscal Year Ending--
Company/Index/Market           12/31/1997   12/31/1998

Devon Energy Corp.                 190.89     153.08
Crude Petroleum & Natural Gas      155.34     124.43
S&P Composite                      228.59     293.92

Assumes $100 invested on December 31, 1992, in Devon
Energy Corporation Common Stock, S&P 500 Index and
SIC Code Index for Crude Petroleum and Natural Gas.

* Total return assumes reinvestment of dividends.


                CERTAIN TRANSACTIONS

     In 1986, H. R. Sanders, Jr., a director of Devon and Executive Vice President of the Company until his retirement in May 1997, executed a non-interest bearing note in favor of Devon in the principal amount of $125,000, to evidence his borrowings from Devon. This note, which was executed as part of Mr.
Sanders' employment agreement with Devon, was made on terms favorable to him to induce him to move to Oklahoma City. Mr. Sanders repaid the note in full in 1998.

     In 1996, upon becoming Chief Financial Officer of Northstar, John Richels executed a non-interest-bearing note in favor of Northstar in the principal amount of CN$250,000 (approximately US$165,000).
This loan was made to assist Mr. Richels in making the transition from private legal practice to industry. The loan is due and payable upon the earlier of Mr. Richels' voluntary resignation of employment from Northstar and December 31, 2000. The largest balance on this note during 1998 was CN$212,000.


         SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder desiring to present a proposal for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting of Stockholders of the Company must present the proposal to the Secretary of the Company not later than December 10, 1999. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange
Act of 1934 will be included in the Company's proxy statement for the 2000 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2000
Annual Meeting of Stockholders (but not included in the Company's Proxy Statement) must be received by the Corporate Secretary of the Company on or before January 24, 2000 in order to be considered timely, subject to any provisions of the Company's Bylaws.
The chairman of the meeting may determine that any proposal for which the Company did not receive timely notice shall not be considered at the meeting. If in the discretion of the chairman any such proposal is to be considered at the meeting, the persons designated in the Company's Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.


                    OTHER MATTERS

  The Board of Directors of the Company knows of no other matter to come before the Meeting other than that set forth herein and in the accompanying Notice of Annual
Meeting of Stockholders. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies, as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Marian J. Moon
                              Corporate Secretary

April 9, 1999

                    DEVON ENERGY CORPORATION

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned stockholder of Devon Energy Corporation, an Oklahoma corporation, hereby nominates and appoints John W. Nichols and J. Larry Nichols or either one of them, with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held in the 20th Century Ballroom, 2nd Floor of the Westin Hotel on Wednesday, May 19, 1999, at 11:00 a.m., local time. The Board of Directors recommends a vote "FOR" the matters set forth on the reverse side.

     PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE.



           CONTINUED AND TO BE SIGNED ON REVERSE SIDE


   /X/
Please mark
votes as in this
example.

WHEN  PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN  THE  MANNER
SPECIFIED  BELOW  BY  THE  STOCKHOLDER. TO  THE  EXTENT  CONTRARY
SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED "FOR"  THE
NOMINEES LISTED IN ITEM 1.

1.  ELECTION OF DIRECTORS
                                   2.  OTHER MATTERS:
Nominees:  Luke R. Corbett,
Michael E. Gellert, Michael M.            In their discretion, to
Kanovsky and H. R. Sanders,        vote with respect to any other
Jr.                                matters  that may come  before
                                   the meeting or any adjournment
                                   thereof,   including   matters
FOR  /  /       WITHHELD / /       incident to its conduct.
(all nominees) (as to all
                nominees)          I RESERVE THE RIGHT TO REVOKE
                                   THE PROXY AT ANY TIME BEFORE
                                   THE EXERCISE THEREOF.

                                   Please  sign exactly  as  your
                                   name    appears    at    left,
WITHHELD / /                       indicating    your    official
(as to nominees listed below)      position   or   representative
                                   capacity,  if  applicable.  If
___________________________        shares are held jointly,  each
You may withhold your vote for     owner should sign.
a particular nominee by
marking this box and naming        Signature:
th nominee for which your          ______________________________
vote is being withheld.            Date _________

                                   Signature:
                                   ______________________________
                                   Date_________